Exhibit 99.1
CONFERENCE CALL TRANSCRIPT
SAIA – Q1 EARNINGS CONFERENCE CALL EVENT
DATE/TIME: April 28, 2011/11:00 AM ET

Operator

Good day and welcome to the Saia Inc., Second Quarter 2011 Analyst Conference Call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Renée McKenzie.

Renée McKenzie - Saia Inc — Treasurer

Thank you. Good morning, and welcome to Saia’s Second Quarter 2011 Conference Call. Hosting today’s call are Rick O’Dell, Saia’s President and Chief Executive Officer, and Jim Darby, our Vice President of Finance and Chief Financial Officer.

Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially.

We refer you to our Press Release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ. Now, I would like to turn the call over to Rick O’Dell.

Rick O’Dell - Saia Inc — President, CEO

Thank you for joining us to discuss Saia’s second quarter. Our overall results for the quarter were positive. With a lot of hard work and dedication by every member of our team, we improved on a number of our key metrics. Most notably was our revenue of $266 million was up 15% from the second quarter of 2010.

Some other highlights of the quarter compared to the second quarter of last year include earnings per share were $0.21 versus $0.12; our operating ratio was at 96.9%, versus 97.5%; LTL tonnage per workday increased 4.5%; LTL shipments per workday were up 3%; and our LTL yield increased 9.6% due to increased fuel surcharge and continued pricing action.

I’m also glad to be able to advise you that the specific pricing actions we initiated in 2010 continued to be successful through the second quarter. The resulting higher yields, combined with the increased demand for our services, offset significantly higher costs from healthcare, purchased transportation, maintenance, and self-insurance costs.

While second quarter margins did not meet our target returns due to cost challenges, our progress is positive with respect to achieving both steady yield improvement and tonnage gains.

It is encouraging that improvements in the Transportation landscape are permitting us to employ pricing actions across our customer base that are having a real impact on yield, with improving market fundamentals, ongoing initiatives to bring on new customers who value our service quality, our improving yield, and our business mix.

We continue to achieve increases in contract renewals, which are greater this quarter than those secured in the first quarter. While we have a good retention rate in negotiations, some necessary pricing actions have resulted in de-selecting certain accounts. This is part of our yield improvement plan, and is a significant change from the challenging pricing and volume environment which we have been operating for the past several years.

The quarter was not without its challenges, including significantly higher costs from healthcare, purchased transportation, maintenance, and self insurance costs. We continue efforts on a number of fronts to target efficiencies to offset these cost challenges.

As I mentioned in prior conference calls, we successfully tested electronic onboard recording devices on our tractors, and we continue with our rollout and expect installation to be completed on all units before the end of 2012. We are achieving a 5% improvement on our miles per gallon with the installation of these devices. We are also rolling out upgraded driver hand-held devices to further improve customer relationships and have a positive impact on operating efficiencies.

Our cost savings and efficiencies gained with technology enhancements compliment the increasing customer demand for real-time data. Additionally, we look to the changes in improvements we’re making in our Safety and Cargo Claims programs to build momentum and drive more positive results in the future.

As a result of increased demand, we took the opportunity this quarter to open a new terminal in Bloomington, Illinois, providing customers’ full state coverage of Illinois. The new terminal in Bloomington supports our strategy of providing 100% coverage in the states in which we operate, and contributes to our efforts to build density in our geographic footprint.

I believe we are still in the early stages of the yield recovery with additional opportunities ahead. Saia is very committed to capitalizing on the improved environment, and as always we will continue to focus on our core strategy of improving deals, building density, enhancing customer satisfaction, and reducing costs supported by engineered process improvements. Now I would like to have Jim Darby review some items from the quarter.

Jim Darby - Saia Inc — VP — Finance, CFO

Thanks Rick, and good afternoon everyone. As Rick mentioned, the second quarter 2011 earnings per share were $0.21, compared to $0.12 in the second quarter of 2010. For the quarter, revenues were $266 million with an operating income of $8.3 million. This compares to 2010 second quarter revenue of $231 million, and a reported operating income of $5.9 million.

The LTL yield for second quarter 2011 increased by 9.6% and was favorably impacted by increased fuel surcharge and continued pricing actions. Building on the price increases that started with contract renewals during 2010, the cumulative effect of yield showed steady improvement again in the second quarter 2011. We have continued to achieve price increases and target poorly operating accounts for de-selection.

Second-quarter results were adversely impacted by significantly higher costs from healthcare, purchased transportation, maintenance, and self insurance costs. The increased number of dependents on the health plan, as mandated by new legislation, and an unusually large volume of high-dollar claims caused healthcare costs to increase by more than $3 million in the second quarter.

Rising cost per mile and higher fuel surcharge resulted in a $2.6 million increase in purchased transportation expense. In addition to more miles driven from increased tonnage, maintenance costs were impacted by more costly routine maintenance and higher parts costs, which increased maintenance expense by $2 million compared to second quarter of 2010.
While our safety and cargo claims continue to be primary focuses, claims and insurance in the second quarter 2011 was $2.4 million more than the prior-year quarter, reflecting unfavorable trends in self insurance claims.

Depreciation and amortization ran $8.8 million during the quarter versus $9.2 million in the prior-year quarter, as our additions of tractors just ramped up this quarter.

Our effective tax rate was 36.9% in the second quarter. For modeling purposes, we expect our effective tax rate to be approximately 37.5% for the full year of 2011. Year-to-date revenues were $509 million, compared to $444 million in the prior year period, a 14.7% increase.

In the first half of 2011, operating income was $12.3 million with net income of $4.1 million, compared to operating income of $3.7 million, with net loss of $1.2 million in the prior-year period. Earnings per share were $0.25, compared to losses per share of $0.08 in the first half of 2010.

At June 30, 2011, total debt was $81.4 million. Net of the Company’s $10.7 million cash balance, net debt to total capital was 25.1%. This compares to total debt of $90 million, and net debt to total capital of 27.4% at June 30, 2010.

Net capital expenditures for the first half of 2011 were $20.6 million. This compares to $200,000 of capital expenditures during the same period in 2010.

The Company is planning net capital expenditures in 2011 of approximately $63 million. This level reflects the purchase of normal replacement, plus growth units of tractors, and continued investment in technology. The Company anticipates that the increased capital investment will favorably impact maintenance expenses in the future.

As we announced previously, we began reinstating 50% of the Company match on employee contributions to the 401k plan on April 1. The reinstatement of this employee benefit increased costs sequentially by $550,000 in the second quarter. Now, I would like to turn the call back to Rick.

Rick O’Dell - Saia Inc — President, CEO

With a combination of improving market fundamentals, our focus on efficiency, and our customers’ recognition of Saia’s quality, service, led to margin improvement for the quarter.

Additional opportunities for further improvement are within our grasp, and with the industry dynamics continuing to improve, we feel that Saia’s broad coverage, strong service offering, focused pricing discipline, and consistent cost execution provide a solid foundation for long-term profitable growth and increased shareholder and customer value going forward. With these comments, we’re not ready to answer your questions.

QUESTION AND ANSWER

Operator

Thank you, Sir. (Operator Instructions) Let’s go first to the site of Jason Seidl with Dahlman Rose.

Jason Seidl - Dahlman Rose & Co. — Analyst

Hi guys, hi Renée , how’s everything?

Rick O’Dell - Saia Inc — President, CEO

Good morning, Jason.

Jason Seidl - Dahlman Rose & Co. — Analyst

I admittedly jumped on a little bit late because of another overlapping call, but wanted to sort of focus on sequential trends. Some of the people were talking, some of the competitors, about a slow start to July. I wanted to know if you could at least touch on that, and also about the GRI and what sort of impact that is going to have on your yields if it does stick indeed in 3Q?

Rick O’Dell - Saia Inc — President, CEO

Do you want to take him through the volumes, and I’ll talk about the yields a little bit?

Jim Darby - Saia Inc — VP — Finance, CFO

Sure, Jason, I can walk you through the LTL tonnage that we saw as we went through the quarter, and then what we’ve seen month-to-date in July. And then Rick will cover the question on GRI. In April, the LTL tonnage was up 4.2%, in May was up 4.2%, in June it was up 5.1%. That gets us to the average for the quarter of being up 4.5%. So far, through July, our LTL tonnage is up 2.8%.

Jason Seidl - Dahlman Rose & Co. — Analyst

Jim, if you go back to last year, what would those monthly increases be?

Jim Darby - Saia Inc — VP — Finance, CFO

I don’t have that in front of me. I think it was a little bit slower. We were doing more de-selection last year as we went through second quarter. We can follow-up with that offline, Jason.

Jason Seidl - Dahlman Rose & Co. — Analyst

Yes, that would probably be good. I’m just trying to see if July maybe has a tougher comp for you there, that’s all.

Rick O’Dell - Saia Inc — President, CEO

Yes, I do not think so necessarily. And I would kind of describe our volumes as being kind of sporadic or choppy. They tend to kind of bounce back a little bit, but we have seen some spots, and I do not know how much of that is economic or how much of that also may have to do with our pricing actions.

Jason Seidl - Dahlman Rose & Co. — Analyst

Okay. And in regards to your general rate increase?

Rick O’Dell - Saia Inc — President, CEO

Sure. We have not made an announcement yet, but we expect to implement a general rate increase during the month of August, and it will apply to approximately 30% of our revenues.

Jason Seidl - Dahlman Rose & Co. — Analyst

About 30%. Okay. Can you walk me through your contractual ranges and the reactions from customers as you guys go to push rates higher? It seems like the vast majority of the LTL industry is trying to push rates higher right now.

Rick O’Dell - Saia Inc — President, CEO

Well, obviously industry margins are still inadequate, and I think the industry is facing a number of cost challenges. Each negotiation from contract renewals is due to the customer’s specific situation and how that account operates, but our average increase for the quarter, again, improved from where it was last quarter, and our average for the quarter was over 5%.

Jason Seidl - Dahlman Rose & Co. — Analyst

Over 5%. Okay. Fantastic. Well listen, I’ll turn over to somebody else right now. Guys, I appreciate your time is always.

Rick O’Dell - Saia Inc — President, CEO

Thanks, Jason.

Operator

We’ll go next to the site of Art Hatfield with Morgan Keegan.

Arthur Hatfield - Morgan Keegan & Co., Inc. — Analyst

Good morning everyone.

Rick O’Dell - Saia Inc — President, CEO

Good morning, Art. On the yield question, going back to that, can you give us a breakdown of what the growth was in the quarter, how much was fuel, how much was core price?

Jim Darby - Saia Inc — VP — Finance, CFO

We don’t give an exact breakdown in terms of our growth excluding, but I would tell you that fuel surcharge was more than half of it; I would say fuel surcharge was approximately 6% of it.

Rick O’Dell - Saia Inc — President, CEO

When we adjust for mix and look at kind of where we are, our numbers show up a year-over-year a little less than 4%.

Arthur Hatfield - Morgan Keegan & Co., Inc. — Analyst

On price?

Rick O’Dell - Saia Inc — President, CEO

Right.

Arthur Hatfield - Morgan Keegan & Co., Inc. — Analyst

That’s helpful. And then, just secondly, you talked about some of the impact from higher healthcare and purchased transportation in the quarter. Is there anything that you can do to kind of abate that going forward, and if so, what are some of the — - I hate to use the word fixes, because nothing is really broken, it is what it is, but what the fixes may be to kind of slow down the growth in those two things?

Jim Darby - Saia Inc — VP — Finance, CFO

Sure, Art. Let me talk to that. We have been on record in saying that we expected our healthcare costs to go up about 10% or about $5 million in 2011, most of it to be back loaded in second, third, and fourth quarters, so we would have expected it to go out maybe $1.7 million in the second quarter year-over-year, and it went up more than $3 million. It cost us about $0.05 in earnings per share. What we saw was that we finally had the impact from having more dependents on the plan. We have 500 more dependents this year on the plan than we had a year ago.

But during second quarter, I would tell you we got hit with an unusually large number of high dollar claims. So I wouldn’t expect that kind of run rate to go forward. But where I might have told you before, we expected to be $1.5 million to $2 million worse by quarter, that number might be more like 2.5 now on a run rate basis going forward.

Rick O’Dell - Saia Inc — President, CEO

I guess in terms of what we can do with that, obviously we have to have a market-based compensation program. We look at our how our compensation stacks up with others, including their benefit plans. There’s cost sharing, that’s one alternative, and then the other one, obviously, is to really focus on wellness. So we have a wellness initiative underway now, and are adding to that going forward.

Arthur Hatfield - Morgan Keegan & Co., Inc. — Analyst

Is this also a function, I guess, of the age of your employees going up, and something that could change if that number maybe went down going forward?

Jim Darby - Saia Inc — VP — Finance, CFO

It could be Art, but I really think it’s the legislation, and just the normal inflation we get year-over-year, coupled with the run of high cost claims that we had. But there could be a little element to that.

Arthur Hatfield - Morgan Keegan & Co., Inc. — Analyst

Okay. And then finally, just on the purchased transportation, and if anything can change there going forward?

Jim Darby - Saia Inc — VP — Finance, CFO

Well, I think we’re making efforts to bring more of that in house and reduce outside purchased transportation, because really the run-up in the year-over-year has been in the cost per mile and the fuel surcharge that we pay on those. So we’re making efforts to abate that.

Arthur Hatfield - Morgan Keegan & Co., Inc. — Analyst

Do you have a percentage of what you do in house at this point in time?

Jim Darby - Saia Inc — VP — Finance, CFO

I don’t have that in front of me.

Rick O’Dell - Saia Inc — President, CEO

I don’t have that in front of me either. We can provide that to you offline.

Arthur Hatfield - Morgan Keegan & Co., Inc. — Analyst

Okay, that’s helpful. Thanks for your time.

Rick O’Dell - Saia Inc — President, CEO

And actually one of the things, our purchased transportation miles were actually down slightly year-over-year, in spite of increased tonnage. And I think with some of the fleet additions we’re looking at, and with where we are, we are looking for opportunities to re-optimize any sub-optimal purchased transportation as well.

Arthur Hatfield - Morgan Keegan & Co., Inc. — Analyst

So when you say the total miles were down for the — -

Rick O’Dell - Saia Inc — President, CEO

For PT.

Arthur Hatfield - Morgan Keegan & Co., Inc. — Analyst

PT, got it, okay.

Rick O’Dell - Saia Inc — President, CEO

That means the entire increase really is fuel surcharge plus increases in base mileage that they had been able to negotiate in a better market, right?

Arthur Hatfield - Morgan Keegan & Co., Inc. — Analyst

Absolutely.

Rick O’Dell - Saia Inc — President, CEO

Better for them.

Arthur Hatfield - Morgan Keegan & Co., Inc. — Analyst

Right. That’s helpful. Thanks again.

Rick O’Dell - Saia Inc — President, CEO

Thanks, Art.

Operator

Next is the sight of Thom Albrecht with BB&T.

Rick O’Dell - Saia Inc — President, CEO

Hi, Thom.

Thom Albrecht - BB&T Capital Markets — Analyst

Hi, Rick, Jim, and Renée . A couple of questions here. So, I know you used the phrase earlier, kind of targeted OR targeted margins. But, where do you think your OR can be over the next two to three quarters?

Rick O’Dell - Saia Inc — President, CEO

We do not give guidance, so if we gave you an operating ratio, that would be too akin to giving guidance. I guess I can make some directional comments about the next quarter, and then, I guess in my opinion, we’re in the early stages of these rate adjustments and business mix management that we’re working on. The market appears to be ripe for us to continue to be able to take advantage of that. And then as always, we will always continuously work on cost, and to the extent we can have success both in volume increases and raising the yield, the combination of the two is obviously pretty powerful.

If I look at the third-quarter outlook for the past five years, the third quarter was worse than the second quarter. Last year, we improved a little bit. Obviously this year, contract renewal rates continued to improve at a better rate, and that continues into July. We have a planned general rate increase that would not have happened in our historical comps for the quarter. And then, I wouldn’t expect all of the cost challenges associated with self insurance to necessarily repeat, although, obviously that can be volatile with one accident and a self insurance number of $2 million. But I would expect us to be able to improve the OR heading into the third quarter.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay. Let me just step back. You talked about some accounts you de-selected. But it seems like everyone in the industry is really embracing the opportunities for yield improvement. It would seem to me that you wouldn’t suffer from that any worse than the next carrier. Do you feel like you are being — - you are seeing defections greater than others, or do you need to think about maybe increasing the size of your sales force to also go out and constantly be bringing in new business, so your tonnage growth would be a little bit higher than the 4.0%, 4.5%?

Rick O’Dell - Saia Inc — President, CEO

Yes, I guess I would tell you through the downturn and where we’ve been, probably like everyone, we mis-priced some accounts so we are having to make some adjustments. And I think as we get past some of those larger accounts that were mis-priced for volume, then your risk — - you’re not going after as significant of an increase on some of those accounts. And so I would expect the turnover that we are experiencing to lessen from that, and then I would expect to get back to a more normal growth rate, and get to what I will call — - I mean obviously, we as an industry still need some pretty significant base rate increases across the board, plus some specific customer adjustments. We’ve been working on this for a year, and we’ve been talking about de-selecting certain accounts that show that they don’t operate very well, and basically, by the end of this year, we will have been through all of those major accounts with the renewal one time. Right?

So I think the ones that were just totally intolerable, I think will get corrected from a pricing standpoint through this process, or will fall out. Like you said, I think there’s been good pricing discipline in the marketplace, but there’s two approaches to going to your customers with rate increases. You can either say, I am committed to making progress with rates, but I want to maintain business as much as I can, or you say, I am correcting the pricing right now, and we both have a choice to make, right?
I don’t know what extent other companies are setting a minimum standard that might require a significant increase in sticking to that or not. I think it’s kind of a volatile time period too. Part of what you do is you go and you take that risk, and you lose the business or you lose a major portion of the business. And when somebody else cycles through, Saia has a very good cost structure. We provide a good quality of service. If somebody else gets that business, they may find out they mis-priced it with those requirements and then it comes back. So I think you will see some - — I think part of the choppiness in the volumes is some of that business moving around.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay.

Rick O’Dell - Saia Inc — President, CEO

And it may come back, right? I would expect some of it to come back, and we’re seeing that.

Thom Albrecht - BB&T Capital Markets — Analyst

So how does that go to the other part of my question on growing the sales force to make sure there’s always new business coming in, because some of that business could be accounts that are facing other rate increases. So you get a little of that, even as you lost a little bit of your core.

Rick O’Dell - Saia Inc — President, CEO

And like you said, if you’re not in front of the customers who are taking an increase from someone else, they may want to move the business, you’re not seeing that opportunity, right?

Thom Albrecht - BB&T Capital Markets — Analyst

Right.

Rick O’Dell - Saia Inc — President, CEO

So that is critical. I guess our focus from a sales standpoint, from a growth perspective in investment, is that we are actually adding to our inside sales resources and using those to try to grow the smaller accounts that add better yield and margins, and that also frees up our existing sales force to call on some of the larger field opportunities. So we have not added much to our sales force, our field sales force, but right now, we have 20 positions that we are working on from an inside sales standpoint, which is a new endeavor for us, and we are having some good initial success with that growing field business.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay. And then, Jim, just length of haul and you did de-lever. I forgot if you’ve got some other scheduled delevering coming up.

Jim Darby - Saia Inc — VP — Finance, CFO

Sure, Tom. The length of haul is up slightly, it’s up 1.4% from year ago. I’m showing 734 versus 724 a year ago.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay.

Jim Darby - Saia Inc — VP — Finance, CFO

And in the delevering are just our scheduled payments that we have on our Prudential notes.

Thom Albrecht - BB&T Capital Markets — Analyst

The 9 million? Okay. And you have another one of those a year-end, right?

Jim Darby - Saia Inc — VP — Finance, CFO

Right.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay. That’s all I have.

Rick O’Dell - Saia Inc — President, CEO

Did you comment on the rate, Jim?

Jim Darby - Saia Inc — VP — Finance, CFO

Yes, and then also Thom, at the end of ‘09 we got some covenant relief that stretched out for six quarters, and now we are back with the original covenants, and we are in compliance with those, and we expect the rate to come down on a going-forward basis on the debt that we have, because it had gone up during that rate relief period, and now it’s back down.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay.

Jim Darby - Saia Inc — VP — Finance, CFO

So we expect that to be probably $600,000 less per quarter going forward, into the fourth quarter.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay, yes, not insignificant.

Jim Darby - Saia Inc — VP — Finance, CFO

Right.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay, thank you very much guys

Rick O’Dell - Saia Inc — President, CEO

Thanks, Thom.

Operator

We will go next to the site of Jack Waldo with Stephens Incorporated.

Jack Waldo - Stephens Inc. — Analyst

Good morning. Thanks you for taking my call.

Rick O’Dell - Saia Inc — President, CEO

Sure, good morning, Jack.

Jack Waldo - Stephens Inc. — Analyst

Could you repeat that? That about interest expense?

Jim Darby - Saia Inc — VP — Finance, CFO

It will be less going forward. We are back to the original covenant, and we expect the rate to come down third and fourth quarter. It should save about $600,000 per quarter.

Jack Waldo - Stephens Inc. — Analyst

Per quarter?

Jim Darby - Saia Inc — VP — Finance, CFO

Yes.

Jack Waldo - Stephens Inc. — Analyst

Okay, and, yes, that is not insignificant. And then, so that’s — - okay. And, then my other question, too, and maybe it kind of piggybacks a little bit of what Thom was referring to on growth, just from maybe a little bit different of an angle. So if I look, Rick, your incremental margins in 2010 were great, at 45%. In the first quarter they were above average at 20%. And you just threw out 6.9% incremental margins year. And throughout those periods of time, the second half of last year and this year, we’ve seen pricing improving.

And I understand that you had some kind of irregular activity happen this quarter that put a damper on incremental margins, but even if I assume that you guys improved the operating ratio kind of modestly a sequential basis, it would still suggest incremental margins would be below those levels experienced in the first quarter 2010. And I’m wondering, what is it going to take to get incremental margins back to that safety 15% to 20% range, and are we at the point now where, to get incremental margin increases, you had to do more than just focus on improving pricing. Do you have to actually start jump starting the growth on the volume side as well?

Rick O’Dell - Saia Inc — President, CEO

I don’t think we need a lot of growth to improve our margins, but another 3% would clearly have a significant impact on us. And then I think really, quite frankly, the yield opportunity is very meaningful right now, and to kind of adjust that base of business and then turn around and grow from there, I think we should be able to fairly quickly get back to more normal incremental margins. You know, as you commented it wasn’t a good cost quarter for us, and we have some internal initiatives that we think will make progress there. We also have a lot of initiatives focused on quality; we’ve made some investments in inside sales from a small cost standpoint that should have some growth opportunities going forward.

But I think your comment is valid. We are not happy with the incremental margins we had on the revenue, and we are clearly not putting enough of the yield improvement to the bottom line. And I would expect to make some additional headway with that going forward. I don’t think we need a lot of incremental tonnage to make some headway from a margin standpoint either.

Jack Waldo - Stephens Inc. — Analyst

Got you. That was really my main question. I appreciate it. Thank you.

Rick O’Dell - Saia Inc — President, CEO

Thanks, Jack.

Operator

We will go next to the site of Scott Group with Wolfe Trahan.

Scott Group - Wolfe Trahan & Co. — Analyst

Good afternoon guys.

Rick O’Dell - Saia Inc — President, CEO

Good afternoon.

Scott Group - Wolfe Trahan & Co. — Analyst

So, I want to make sure I’m understanding the commentary on the costs. You gave some really good color in terms of the year-over-year headwind on healthcare, purchased transportation, maintenance, and self insurance. Should we be thinking about similar or smaller, or I guess larger year-over-year headwinds in third and fourth quarter for each of those lines?

Jim Darby - Saia Inc — VP — Finance, CFO

I’ll walk you through it Scott. I’ll take you through the health plan. We clearly expected it to go up this year it went up faster than we thought in second quarter, because we didn’t see the increase in first, but it really bubbled in second quarter, and it was more than $3 million over last year’s second quarter. Some of that is due to higher dollar claims, a spat of higher dollar claims, but I would tell you that the run rate is faster than what we thought, it cost us about $0.05 in the quarter. And where I would have told you before to expect $1.5 million to $2 million more in third and fourth quarter, I would say that is probably more like $2.5 million.

Rick O’Dell - Saia Inc — President, CEO

I guess part of it, Jim, is we had some very high health plan expense in May and June that has mitigated into July more in line with what we had expected previously. So I guess from your comments, and sequentially going forward, we don’t necessarily see things as being at that rate, or clearly I wouldn’t expect them to be higher than that, because it was pretty awful results, and from a severity standpoint that we can identify that you wouldn’t necessarily expect that to repeat itself.

And I guess in the purchased transportation side was your other question? Absent the fuel, we’re seeing pretty steady type of rate increases. I would guess we’re, on the base rate increases, we are probably in the 3% to 4% through our truckload negotiations, and then, we are seeing, when we have to do some spot quotes sometimes that’s higher at times than what we have seen before because of the supply and demand, and then, the fuel surcharge really is quite frankly driving the majority of that increased cost. And we have pretty good fuel surcharge recovery things, and over time I would expect use to be successful in recovering those cost.

Jim Darby - Saia Inc — VP — Finance, CFO

And Scott, also on the claims and insurance line, because we mentioned our bubble that we had in self insurance claims in the quarter. We expect to do maybe half a point better on that going forward.

Scott Group - Wolfe Trahan & Co. — Analyst

Okay. That is very helpful. In terms of the yields growth in the quarter, up 9.5% [gross of fuel], can you give us the monthly trend there, either gross or net of fuel?

Jim Darby - Saia Inc — VP — Finance, CFO

We usually don’t quote it bi-monthly amounts. We did talk about the breakout of fuel surcharge and our theoretical yield model being a little bit less than 4% on real yield, and the rest of it being fuel surcharge.

Rick O’Dell - Saia Inc — President, CEO

I guess the comment I would make, Scott, directionally, is we made progress through the quarter on yield, and it has continued into July, from a contract renewal standpoint, and it’s having certainly a positive impact on our yields going forward. So we continue to come out of the quarter with a higher run rate than when we went in. And as we commented, I think of the first quarter our contract renewals were in the 4% range on average, and this quarter they were greater than 5%. So, on that 70% of our business that has expiration and negotiated increases, the average increase continues to step up on that, and it will be reflected in our run rates going forward.

Scott Group - Wolfe Trahan & Co. — Analyst

So it sounds like we should be thinking about yield growth net of fuel better than 4% in the third quarter? Is that right?

Rick O’Dell - Saia Inc — President, CEO

Certainly with the general rate increase, it certainly should be better than that.

Scott Group - Wolfe Trahan & Co. — Analyst

Okay, great. And then, just last one, in the release, you had a comment that you’re now at 100% coverage in the states you operate. When do you think is the timing to start expanding into new states? And how big of an opportunity do you think that is over the next one or two years?

Rick O’Dell - Saia Inc — President, CEO

I think that could jump start another round of growth for us. I think there are opportunities, over time, to expand into adjacent geographies. The states of Pennsylvania and New Jersey are pretty attractive industrial areas that would help support our density in the upper Midwest, as well as in the Carolinas, there is a lot of business between those geographies that could be nice fill in for us. We’re not actively looking at that right now, quite frankly, if just the perfect opportunity came about, we’d clearly take a look at that, but it is a secondary priority to really capitalizing on where we are today and getting our margins where we need to be.

Scott Group - Wolfe Trahan & Co. — Analyst

Okay, thanks. Appreciate the time.

Operator

All right, we’ll go next to the site of Tyler Brown, with Raymond James.

Tyler Brown - Raymond James & Associates — Analyst

Okay, thanks. Can you guys update us on what your average age of your fleet is today, inclusive of this tractor activity here in the first half?

Jim Darby - Saia Inc — VP — Finance, CFO

Sure, the average age of the fleet right now is right about 8 years on tractors. We expect to drive that down to about 6.5 by the end of this year.

Tyler Brown - Raymond James & Associates — Analyst

Okay, 6.5 by the end of the year. What are your assumptions around tractor adds? I had you adding some new equipment and some reconfigured equipment, is that still the case?

Jim Darby - Saia Inc — VP — Finance, CFO

That’s the case, yes, absolutely.

Tyler Brown - Raymond James & Associates — Analyst

Do you have a ballpark figure for those?

Jim Darby - Saia Inc — VP — Finance, CFO

Of the single axles, it’s about 450 of the new, and it’s between 250 and 300 on the reconfigured.

Rick O’Dell - Saia Inc — President, CEO

About 300 on the used. The reason our average age hasn’t moved much is because we’ve taken delivery of essentially all of the used, and during this quarter only about 100 of the new came in. So we have 350 new tractors still to be delivered over the next four months approximately.

Tyler Brown - Raymond James & Associates — Analyst

Okay, that’s fair.

Rick O’Dell - Saia Inc — President, CEO

So, that will really drive, and I think obviously we’d expect some benefit over time from maintenance on that as well, because that continues to be one of our cost challenges.

Tyler Brown - Raymond James & Associates — Analyst

Sure, and I suppose that the aging fleet is one of those key drivers in maintenance?

Rick O’Dell - Saia Inc — President, CEO

I think you have that, plus quite frankly, CSA, there’s a lot more focus on fixing every small item before every dispatch from a CSA perspective, and so we end up with some more expense for kind of unplanned out of cycle type of repairs at times than what we’ve seen in the past, and that’s a contributor as well a little bit.

Tyler Brown - Raymond James & Associates — Analyst

Okay, and then switching gears a little bit, you talk about your tariff mix at about 30% today, but could you maybe provide some color about where it was maybe back in ‘06, or 5 years ago or so, if you recall?

Rick O’Dell - Saia Inc — President, CEO

Yes. It has kind of been in that range; obviously, we’ve had some success growing both field business, and our field/national mix is actually a little bit more toward the field side now than it has been, or actually a little bit over 50% field business, and a little less than 50% on a national account side. But those subject to the general rate increase for us has stayed around 30%, and I know that’s a little below where some others are and that remains an opportunity. I think that’s one of the things our inside sales group is really targeted at, at growing that smaller customer base that on our base tariff and subject to increases like that.

Tyler Brown - Raymond James & Associates — Analyst

Okay, yes, that actually segways into my final question. Just, what are you guys seeing out there in terms of broker and 3PL activity, and they’ve been quite aggressive it seems to me. And how are you kind of managing those relationships or approaching that market?

Rick O’Dell - Saia Inc — President, CEO

Yes, I guess the way we look at that, right, quite frankly is, we’d prefer to have a direct relationship with a customer, but they look like they’re here to stay from a marketplace standpoint. So we look at them like another large account and make sure that we are getting compensated appropriately for what business they’re bringing to the table, and try to use them to help us build out density in some areas where we may need that. Or in places where we have good costs, we need to make sure that is contributing to what we are trying to do. And then secondarily, I think our inside sales initiative is really looking to compete with them, so to speak, when they are out with call centers trying to contact small customers and develop that relationship with them so they will ship with you regularly, so part of our strategy there as well.

Tyler Brown - Raymond James & Associates — Analyst

Okay. That’s fair, and that’s all I’ve got. Thanks.

Operator

Thanks let’s go to the site of David Ross with Stifel Nicolaus.

Rick O’Dell - Saia Inc — President, CEO

Hi David.

David Ross - Stifel Nicolaus — Analyst

Good afternoon, everyone. A question I had, what I thought was interesting in the Press Release, was you talked about the growth units of tractors, and just wondering what the growth is for?

Jim Darby - Saia Inc — VP — Finance, CFO

Well, we have not been buying anything in the last couple of years through the downturn. We have been delivering the Company not buying, not expanding the fleet, so this would be our first opportunity to do that. We expect to grow the fleet by about 250 over the course of this year with the new units that we are producing. Really it’s just the step up and the tonnage that we are seeing, plus it’s also the fact that we keep our units for 12 years, and we like to run them the line haul operation for five. And some of our units that we have been using in line haul are getting towards the end of that fifth year, so we are really replenishing the line haul fleet.

David Ross - Stifel Nicolaus — Analyst

I guess I understand replenishing the line haul fleet with replacements, I just didn’t understand growth. I know that the whole industry has been CapEx starved for the last several years, because hundreds have been in the dumps, but tonnage isn’t back to where it was, so I just don’t understand why adding more trucks at a 96.9 OR.

Rick O’Dell - Saia Inc — President, CEO

As you guys know, our tonnage is up about 4%, so we have some need there. Our length to haul went up a little bit, and we have replaced some purchased transportation with internal miles. Our internal miles from a line perspective are up about 3%. We think there’s some opportunity for us to further optimize that, and then I guess as we’re seeing tonnage up 3% right now in July, quite frankly, that’s a little bit below our plan. If we run into a different growth scenario, than we can always adjust our fleet.

The other thing is, when we are calculating the growth that we have is over our current fleet size, and if you look at it year-over-year, right, there’s also been some shrinkage from wrecks and failures of old units, so year-over-year it would not be up as much as what we are saying we are adding to the existing fleet. But your point is valid, obviously. We’re not looking to grow our fleet size with these types of returns clearly. And I think we’ve demonstrated we’ve been disciplined from a pricing standpoint. And if we did not need the tractors for growth as they come in, we will shut down other units.

David Ross - Stifel Nicolaus — Analyst

Okay. And then on the purchased transportation side, you said that was mainly a pricing issue, carrier costs going up for the truckload guys, just like they are for the LTL guys. So, I guess I didn’t see a need to add trucks to replace any outside carriers, unless it’s for growth. PT is usually used for lane imbalance, so are you saying that the tonnage growth has allowed, I guess, some lanes to become more imbalanced where it makes sense to run a Saia power unit?

Rick O’Dell - Saia Inc — President, CEO

Yes. Or you run into a situation where I do not have the driver there today, so I’m generating growth out of one location, I fund that with purchased transportation and then you go back and re-optimize. Right? In the near term, let’s just say if I lost a customer in Georgia but I gained a customer in Arizona, right, I do not necessarily have the drivers there to handle that at that time, so you put purchased transportation in there to cover that growth opportunity, and then you go back and re-optimize if there’s an opportunity to do so and run round trip miles on your own unit.

David Ross - Stifel Nicolaus — Analyst

Yes, got it.

Rick O’Dell - Saia Inc — President, CEO

It’s kind of a temporary, and I would tell you I think that’s one issue from a cost standpoint is what we’re looking at is we’re not really operating in a static environment with steady growth. While our tonnage is only up 4%, I’ve got areas where I’m up 8%, and areas where I’m down 6%, so it takes some time to kind of go back through, and as you see where those volumes settle in to kind of re-optimize your costs. So I’m confident in our ability to do that and execute over a period of time, but this quarter certainly wasn’t our best results in terms of doing that.

David Ross - Stifel Nicolaus — Analyst

And then the second quarter was generally weaker at the beginning and stronger in June. Some people got caught off guard by that. How would you characterize your labor management versus freight volumes, given the softness at the beginning of the quarter? Do you have too much staffing for a period of time, which might have had a negative impact on the margin until freight volumes caught up to where you think they might have been, or did you do a pretty good job matching daily labor rates with tonnage levels?

Rick O’Dell - Saia Inc — President, CEO

We anticipated volumes being a little higher than they are and staffed up to cover anticipated volumes, which, with the lead time of hiring and training somebody, [you did that] So during the quarter, we were putting staffing on and going through the training process associated with some of those. Our costs were a little higher than we’d targeted. Obviously, we would expect to be able to re-optimize that over a period of time and re-optimize that also through reduction of overtime and those types of things. So it shouldn’t be an ongoing thing, but I think with the volumes not quite being where we expected them to be, our labor costs were higher than we would like to have seen.

David Ross - Stifel Nicolaus — Analyst

And in yield management, obviously, kind of the name of the game at this point, because tonnage in the industry is not growing significantly, can you talk a little bit about your pricing strategy? You mentioned going back to the customers and seeing who pays and who doesn’t and then having those discussions, but how much is focused on just the base rate revenue (inaudible) versus everything else, kind of charging (inaudible), not giving free lift gate service, getting customers off FAKs, can you explain what the general mix of the pricing discussions is?

Rick O’Dell - Saia Inc — President, CEO

I mean, I guess this depends on the customer, and some customers do not have a lot of [adversarial] revenue, and you’re not performing extra services for them, so for them obviously it’s rate FAK, is their fuel surcharge compensatory appropriately to the combination of fuel and base rates. And then others, obviously there’s an opportunity to look at and say, well what [adversarial] services are you purporting for them, and are you being properly compensated for it? It kind of goes across the board. I guess what I would express to you is we have a very robust profitability model that is activity-based costing, and we know where our costs are.

And quite frankly, a lot of what we’re seeing is we are actually going out and making, in a lot of cases, some significant rate adjustments, and quite often we have a very high retention rate. Our costs are very similar to some of the other carriers out there, and most carriers have a very similar costing model, if not essentially the same one. So as things go through and get repriced, I guess I’m confident in our ability to kind of go appropriately go through the analytics, and a lot of the market based pricing as it goes up is happening across the board.

David Ross - Stifel Nicolaus — Analyst

Excellent. Thank you very much.

Rick O’Dell - Saia Inc — President, CEO

Thanks, Dave.

Operator

We will go next to the site of Neal Deaton with BB&T Capital Markets.

Neal Deaton - BB&T Capital Markets — Analyst

Hi all. Good afternoon.

Rick O’Dell - Saia Inc — President, CEO

Hi Neal.

Neal Deaton - BB&T Capital Markets — Analyst

Just a quick follow-up on the GRI that I wanted to make sure I understood. Did you say you’re going to announce one in August, or it’s going to be actually effective in August?

Rick O’Dell - Saia Inc — President, CEO

Both.

Neal Deaton - BB&T Capital Markets — Analyst

Okay, and will it be — -?

Rick O’Dell - Saia Inc — President, CEO

We expect to announce and make it effective during the month. We have not announced it yet, but you could expect it’s forthcoming.

Neal Deaton - BB&T Capital Markets — Analyst

Okay, and will it be of the same magnitude that many of your peers have announced recently?

Rick O’Dell - Saia Inc — President, CEO

Yes.

Neal Deaton - BB&T Capital Markets — Analyst

Okay, that’s helpful. And then a couple of housekeeping items. If you need to get these to me offline, that’s fine. As far as on-time service, cargo claims ratio, and then your terminal cost per freight bill, do you have those handy?

Rick O’Dell - Saia Inc — President, CEO

At, I mean our total terminal cost per bill actually went up about 1%, so I think we talked about it wasn’t our best efficiency, and with the tonnage gains that we got, we would have expected to have done a little better than that, but we’ve planned for a little more tonnage than achieved and had a couple of shortfalls there. We don’t quote our cargo claims ratio specifically. Our cargo claims ratio for the quarter was a little worse than where we have been trending. We think that is clearly an opportunity for us to improve going forward. And I lost track, what was your other question?

Neal Deaton - BB&T Capital Markets — Analyst

On time service.

Rick O’Dell - Saia Inc — President, CEO

It was very close to our 97% goal for the quarter. It was actually just a little bit below.

Neal Deaton - BB&T Capital Markets — Analyst

Okay. And the only other question, given that your CapEx is quite a bit more back half oriented, is your D&A, is the outlook for $36 million still in the ballpark, or could it be a little bit higher than that now?

Jim Darby - Saia Inc — VP — Finance, CFO

Neal, I would expect, obviously, it’s going to be greater than doubling just the first six months. I would expect it to be somewhere in the range of $37 million, depending on when we bring it on and when it goes in service.

Neal Deaton - BB&T Capital Markets — Analyst

Okay, that’s helpful.

Rick O’Dell - Saia Inc — President, CEO

I would expect it may take a little bit of time to see the results flow through, but again, we would expect our depreciation to go up and our maintenance to come down.

Neal Deaton - BB&T Capital Markets — Analyst

Okay, that makes sense.

Rick O’Dell - Saia Inc — President, CEO

We keep seeing higher maintenance costs, then obviously, addressing our age of fleets should help correct that problem. So it’s also important for driver retention and those things as well.

Neal Deaton - BB&T Capital Markets — Analyst

That makes sense. Okay, that is all I have. Thanks a lot.

Rick O’Dell - Saia Inc — President, CEO

Thank you, Neal.

Operator

We also have a follow up questions. This one from the site of Art Hatfield from Morgan Keegan.

Arthur Hatfield - Morgan Keegan & Co., Inc. — Analyst

Thank you, sorry about this. Just a quick question, can you talk about what kind of activity you have seen, or in your history, post a general rate increase, what kind of impact that has had on contract negotiations after that general rate increases become effective?

Rick O’Dell - Saia Inc — President, CEO

It kind of varies on where the market is, how firm the market is from a pricing perspective, and whether people are being aggressive at either maintaining those or targeting share. I would say on average, internally we usually model retaining somewhere in the 80% range of general rate increase.

Arthur Hatfield - Morgan Keegan & Co., Inc. — Analyst

But does the general rate increase itself or the level of increase have an impact on the level of the increases you get in your contract negotiations?

Rick O’Dell - Saia Inc — President, CEO

In contractual, well I think directionally, like you said, if people are taking higher general rate increases, and that is kind of the baseline that people go off of, then I think it’s an indication that the opportunity for higher rate increases should be there, and I think it is an acknowledgment that the whole industry is having some cost challenges with driver markets clearly getting tighter, regulatory issues, tractor costs, [ours] cost $90,000, a few years ago they were $65,000. I think there’s a lot of acknowledgment that the cost challenges are out there in the industry and that the rates are going to be going up, and again, I think we’re having pretty good - - considering what we’re trying to do and the magnitude of increases, we’re having pretty good customer acceptance.

Arthur Hatfield - Morgan Keegan & Co., Inc. — Analyst

Okay, and just one final follow-up on that. If everything is normal and people are not getting overly aggressive and we are in a better environment now for you, and you say that general rate increase could have an impact on the level, is there a lag to when that starts to potentially impact contract negotiations?

Rick O’Dell - Saia Inc — President, CEO

Let’s just look at it this way, for the quarter, we averaged about a little greater than a 5% increase up from 4%.

Arthur Hatfield - Morgan Keegan & Co., Inc. — Analyst

Right.

Rick O’Dell - Saia Inc — President, CEO

Those are renewals that happened during the quarter. Some of those happened at the end of July and are effective on August 1st, so I think the step up in larger negotiated increases isn’t necessarily fully reflected in the quarter, but should be an upside an improvement in the run rate going forward.

Arthur Hatfield - Morgan Keegan & Co., Inc. — Analyst

Okay.

Rick O’Dell - Saia Inc — President, CEO

So I think from that perspective, that is correct. And then how will rates continue to move up, and I would say if you make an adjustment and take a lot of risks with an account, and let’s just say it’s an account that doesn’t operate well and you took a significant increase, that account may still not totally operate the way you’d want, and I would expect the next year there’s still a pretty significant increase that’s coming on some of these account.

Arthur Hatfield - Morgan Keegan & Co., Inc. — Analyst

All right. That’s helpful. Thanks for your time, Rick.

Operator

Showing no further questions in queue at this time.

Rick O’Dell - Saia Inc — President, CEO

Great, thanks for your interest in Saia, and for participation in the call.

Operator

This concludes today’s teleconference. Have a great day. You may disconnect at this time.